SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2020

Date of Report (Date of earliest event reported)

SolarWindow Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127953	59-3509694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Main Street, Suite 6, Vestal, New York	13850
(Address of principal executive offices)	(Zip Code)

(800) 213-0689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)       Departure of Directors or Certain Officers.

On October 1, 2020, Harmel S. Rayat notified SolarWindow Technologies, Inc. (the “Company”) by letter that he would resign as a member of the Board of Directors (the “Board”) and as Chairman of the Board effective October 1, 2020. Mr. Rayat advised the Company that his resignation was not due to any disagreements between him and the Company on any matter relating to the Company's operations, policies or practices. The Board accepted Mr. Rayat’s resignation at a special meeting thereof held on October 1, 2020.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. Rayat with a copy of the disclosures that it is making in response to this Item 5.02 no later than the date of filing this Form 8-K with the SEC and will provide Mr. Rayat with the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether Mr. Rayat agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.

On October 1, 2020, the Board elected Jatinder S. Bhogal, the Company’s President and Chief Executive Officer and member of the Board, to also serve as the Company’s Chairman of the Board, until his successor shall have been duly elected or his earlier resignation or removal.

(d)      Election of New Director.

On October 1, 2020 the Company’s Board elected Mr. Joseph Sierchio a member of the Board to serve in such position unitil his successor shall have been elected and qualified or his earlier resignation or removal. Mr. Sierchio previously served as a member of the Board from July 24, 2008 to October 22, 2018.

Mr. Sierchio earned his J.D. at Cornell University Law School in 1974, and a B.A., with Highest Distinction in Economics from Rutgers College at Rutgers University in 1971. Mr. Sierchio has been engaged in the practice of law as the principal of Sierchio Law LLP, our general corporate counsel since August 2019; prior thereto Mr. Sierchio provided legal services to the Company as a partner of Satterlee Stephens LLP, our counsel, from September 2016 to August 2019. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing, in the United States, domestic and foreign private and public corporations, investors, brokerage firms, and entrepreneurs. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit.

Mr. Sierchio was invited to join the Board due to his experience representing corporations (public and private) and individuals in numerous and various organizational, compliance, administrative, governance, finance (equity and debt private and public offerings), regulatory and legal matters as well as his familiarity with the Company’s business and operations. Mr. Sierchio also served as a director of RenovaCare, Inc. from August 26, 2010 to June 22, 2018.

There is no arrangement or understanding pursuant to which Mr. Sierchio was appointed to the Board. There are no family relationships between Mr. Sierchio and any director or executive officer of the Company; and. except as to legal fees payable to Sierchio Law, LLP, Mr. Sierchio does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Sierchio’s compensation will be consistent with that provided to all of the Company’s non-employee directors. In addition, in connection with his appointment, Mr. Sierchio will be granted an option to purchase up to 50,000 shares of the Company’s common stock. Mr. Sierchio’s stock option award will vest in four equal installments of 12,500 shares commencing on the date of grant and thereafter annually on the anniversary date of the date of grant. The Company expects the grant date of the option to be on or before October 31, 2020. In addition, the the options granted to Mr. Sierchio on November 21, 2017 as to 20,000 exercisable at $4.87 per share and December 23, 2010 with respect to an aggregate of 16,667 shares exercisable at $5.94 per share will be reinstated and will expire on November 21, 2027 and December 23, 2020 respectively.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on October 5, 2020 announcing the director resignation described in Item 5.02(a) above. The press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Number	Description
17.1	Resignation Letter dated September 30, 2020 from Mr. Harmel S. Rayat.
17.2	Supplemental Letter dated October 1, 2020 from Mr. Harmel S. Rayat.
99.1	Press Release dated October 5, 2020 titled: SolarWindow Expands U.S. Operations to Asia and Strengthens Management Team

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on October 6, 2020.

SolarWindow Technologies, Inc.

By:	/s/ Jatinder S. Bhogal
Name:	Jatinder S. Bhogal
Title:	President and Chief Executive Officer